                                                                    Exhibit 99.1

-------------------------------------------------------------------------
AMERICAN ITALIAN PASTA COMPANY                                          -NEWS
                                                                        -RELEASE

Contact:
George Shadid -
EVP & Chief Financial Officer
816-584-5621
gshadid@aipc.com

FOR IMMEDIATE RELEASE

                         American Italian Pasta Company
                      Reports Second Fiscal Quarter Results

                     Earnings Per Diluted Share of 13 Cents;
                        Total Revenues of $100.1 Million

--------------------------------------------------------------------------------

KANSAS CITY,  MO, April 27, 2005 --- American  Italian Pasta Company  (NYSE:PLB)
today  announced  results for the second fiscal quarter ended April 1, 2005. The
Company's  release  will be  discussed  today in a  conference  call at 10:00 am
Eastern Time.

The Company reported net income for the second quarter of $2.4 million, or $0.13 per diluted share, including an after-tax loss on disposition of fixed assets of
$358,000,  or $0.02 per share. The quarterly  results compare with net income of
$7.6 million,  or $0.41 per diluted share,  in the second quarter of fiscal year
2004. Total revenues were $100.1 million in the second quarter, decreasing 11.7%
from $113.3 million in the second quarter of fiscal 2004.

Consistent  with the  Company's  stated goal of improving  earnings each quarter during the 2005 fiscal year, EPS increased $0.02  sequentially from the previous quarter  (improvement  of $0.04 per share,  or 36%,  excluding the impact of the loss on disposition of fixed assets.)

Net income for the six months ended April 1, 2005 is $4.5 million,  or $0.24 per diluted share ($0.26 per diluted  share,  excluding the loss on  disposition  of fixed  assets),  as  compared  with net  income of $15.7  million,  or $0.84 per diluted share, for the six months ended April 2, 2004.

Tim Webster,  President  and Chief  Executive  Officer,  commented on the second quarter results: "We have made continued  improvements in our operations and our profit model. However, we still have challenges to overcome in some areas of our business. As we expected, our operating results are improving each quarter as we implement  our  price  increases  and cost  reduction  programs,  combined  with stabilizing  pasta  industry  consumption  trends and  reduced  excess  industry capacity.  Our operating  profit  sequentially  increased  over the first fiscal quarter

                                     -more-

AIPC
April 27, 2005

and operating  margin  increased to 8.5%  compared to 7.2% last quarter.  We are also pleased with the $14.6  million of free cash flow we  generated,  including effective management of working capital in the quarter."

Webster  continued,  "Fundamental  improvements  were  accomplished  in customer service  levels,  production  efficiency and  manufacturing  costs following our restructuring  program late in the 2004 fiscal year. In that regard,  by the end of  the  quarter,  service  levels  had  again  reached  the  Company's  overall historical standards. The improvements in production efficiency during the first half of the year  should  allow us to reach our  desired  levels  of  production efficiency  over the  remainder of the year,  and  incremental  operating  costs incurred  subsequent  to the  restructuring  should be back in line in the third quarter."

"We are also  pleased  with the  progress  we have  made in  implementing  price increases  in our private  label and  ingredient  businesses.  We expected  some volume losses as a result of this strategy. We are pleased that we retained more business  than expected due to lower excess  capacity in the  industry.  A large portion of our price  increases  became  effective  throughout the second fiscal quarter  with the  remainder  of the planned  increases  beginning  in the third quarter.  We had some top line benefit  during the quarter,  but the full impact will be realized in the third and fourth quarters.  However, our pricing actions are not fully covering the continued higher than expected  transportation  costs driven by ever increasing fuel prices. We continue to work with our customers on freight management strategies to mitigate these costs."

Horst W.  Schroeder,  Chairman of the Board,  commented:  "Industry-wide  retail consumption  trends of dry pasta  continued to improve during the second quarter
(as  measured  by  ACNielsen),  as retail  volume  increased  by 1.4% during the
13-week  period  ended March 19, 2005.  The trend  appears to  demonstrate  that industry  consumption trends have stabilized and are now improving.  However, we have experienced mixed results in our retail business during this period. On the positive  side, our private label  business  exceeded our internal  expectations with sales volume increasing 3.4% over the prior year second quarter. Our volume challenges  remain  concentrated in our branded business where we are focused on
improving   profitability.   I  remain   concerned   about  the   continued  low
profitability in our industry, but believe that with increasing demand for pasta and what appears to be significantly reduced capacity availability,  the overall chance for pricing and profit  improvements  exists. We will stay focused on our
"value over volume" strategy even if the implementation might take more time,"

Mr.  Webster  added,  "Our  branded  sales  declined by about 22% in the quarter compared to last year. While we are disappointed with this performance, our plan did anticipate about half of the branded declines.  The planned  reductions were based on expected consumption  declines,  elimination of unprofitable prior year promotional  events and the introduction last year of new reduced carb products.
Actual volume  declines were higher,  primarily due to the Golden  Grain-Mission re-positioning  and the loss of certain key seasonal  promotional  events in the second quarter  because of recent  service  issues.  We expect that  promotional events will generally return to original planned levels at our major accounts in the current quarter and thereafter."

"We believe that the market performance of the Golden  Grain-Mission  brand will significantly improve during the remainder of the year based on more promotional support and increased customer acceptance. We will continue to closely watch the performance  of our brands as it relates to  specific  customers  and markets as well as low price competitive events. We will tactically defend our market share where  appropriate,  but will not  change  our  overall  strategy  of  improving profits."

                                     -more-

AIPC
April 27, 2005

Second Quarter Financial Highlights

Financial highlights of the second quarter ended April 1, 2005 include:

Revenues:  Total revenues were $100.1 million in the second quarter,  decreasing
11.7% from $113.3 million in the second  quarter of fiscal 2004.  Overall volume decreased 8% during the quarter, as compared to last year's quarter. Significant components of second quarter revenue performance include:

Retail revenues: In the quarter, the Company's retail revenue decreased by $10.5 million,  or 12.3%,  as  compared  to the prior  year's  quarter.  The  decrease reflects  a decline of $7.3  million  in low and  reduced  carb  products,  $1.5 million less in revenues  under the Continued  Dumping and Subsidy Offset Act of
2000 and lower branded sales.  These decreases in revenues were offset, in part, by increased private label/club revenues during the second quarter.

Retail  volume  decreased  during the quarter by 6.1%,  as compared to the prior year period,  comprised of decreases in brands of 21.6% (mainly  driven by lower
reduced  carb  sales,   decreased   Mueller's   brand   promotions   and  Golden
Grain-Mission  brand  declines of 42%) offset in part by  increases  for private label/club of 2.6%.

Institutional  revenues:  In the second  quarter,  the  Company's  institutional revenues  decreased  by $2.8  million,  or 10.0%,  as compared to the prior year second  quarter.  Volume  declined  during  the  quarter by 11.9% due to planned reductions in certain high volume,  low margin  ingredient and contract business that have been discontinued.  Food service volumes also decreased from the prior year quarter,  which  benefited from  significant  one-time  military sales by a major customer.

Gross profit:  The lower revenues  described above,  combined with significantly higher freight costs affected the Company's  gross profit and related margins in the quarter,  compared to the second quarter of last year.  Higher freight costs have been  experienced  primarily due to the continued  transportation  industry environment and significantly higher fuel costs. Transportation costs during the second  quarter,  as a percentage of revenues,  increased  from the prior year's quarter by  approximately  180 basis  points  (6.9% of  revenues  this year,  as compared to 5.1% of revenues last year).  In addition,  certain  operating costs
continued  at  higher  levels  resulting  from   inefficiencies   following  the
restructuring.

Selling and marketing  costs:  Costs in the second  quarter  decreased  from the prior year's quarter by $2.5 million,  primarily resulting from the higher costs recognized  in the prior year  relating  to the  introduction  of the  Company's reduced  carb product  line.  In  addition,  such costs  decreased in the second quarter due to lower branded  promotional  spending,  reduced consumer marketing spending and lower payroll costs.

Operating  profit:  As a result of the above factors,  operating  profit for the second quarter was $8.5 million, or 8.5% of total revenues, as compared to $14.1 million, or 12.4% of total revenues, in last year's second quarter. In addition, the Company's European markets and the Italian operations had a favorable impact on  operating  profit  during the second  quarter of 2005,  as sales and profits exceeded plans for the quarter and showed continued strategic progress.

                                     -more-

AIPC
April 27, 2005

Interest  expense:  Interest  expense  increased by $1.7 million compared to the second quarter of last year, due to higher  interest rates, a higher rate spread under the lending agreement and increased amortization of deferred debt issuance costs.  These increases were offset, in part, by lower long-term debt during the second quarter of fiscal 2005.

Cash flow: Operating cash flow for the second quarter was $17.1 million and free cash flow (operating cash flow less capital expenditures) was $14.6 million. For the six months ended April 1, 2005,  operating  cash flow was $32.5  million and free cash flow was $21.7 million.  Capital expenditures were $2.5 million during the quarter and $10.8 million for the six months ended April 1, 2005.

Inventories:  Inventories  were $63.8  million at April 1, 2005,  a decrease  of
$24.0 million, or approximately 27%, as compared to the end of the second fiscal quarter of 2004.  The Company  will  continue to focus on  optimizing  inventory levels during the second half of the year.

Long-Term  Debt:  At April 1,  2005,  long-term  debt  totaled  $270.6  million, including 40.9 million in Euro  denominated  debt.  Long-term debt reductions of
$15.9 million during the second quarter  included  payments of $12.0 million and favorable foreign exchange adjustments based on the slightly weakening Euro.

Kenosha Plant Operations

To more  rapidly  regain  higher  levels of  customer  service  and to  mitigate
production   inefficiencies,   in   mid-October   2004  the  Company   partially
re-activated  the  Kenosha,  Wisconsin  facility  that was  idled as part of the restructuring. In addition, the plant has been utilized to balance product needs that have resulted from higher levels of private label and  ingredient  business retained  subsequent to the  implementation  of the Company's  pricing strategy.
Consistent  with the  Company's  strategy  outlined at the time the facility was idled,  the plant will continue to be available for production  requirements  as the Company deems necessary.

Financial Outlook

The Company  outlined the  following  refinements  to fiscal year 2005  guidance provided in January 2005,  based upon the six month  performance and the current expectations of operating trends:

       •  Based on recent and expected sales performance and consumption trends, combined  with the impact of the  implementation  of private label and ingredient price increases, net revenues are now expected to be in the upper  half  of  the  Company's  earlier  expectation  of  $370 - $400 million.

       •  Transportation  costs  (including  fuel costs) are now  expected to be higher than  originally  planned  during the  remainder of fiscal year
          2005. Such costs are anticipated to continue at, or above,  the levels
          experienced   during  the  first  two  fiscal   quarters,   especially
          considering  the recent  escalation  in fuel costs.  Accordingly,  the
          Company's  operating  profit and margins for the  remainder  of fiscal year  2005 are  likely to be  negatively  impacted  by  transportation costs, as compared to earlier expectations.

       •  While the Company considered  projected  transportation cost increases in  determining  the  Company's  price  increases  over  the  last two quarters,  expected  future costs will be higher than planned and will
          not  be  fully  absorbed  by  such  price   increases  when

                                     -more-

AIPC
April 27, 2005

          incurred.  Additional price increases may be implemented in the future to reflect the additional  transportation  costs;  however, the timing and extent of such future adjustments has not yet been determined.

       •  Factors positively  impacting operating margin, as compared to earlier expectations,  include lower  anticipated  material  costs and greater than planned price increases and volume retention.

       •  While the Company  expected its  interest  costs to increase in fiscal year 2005,  such costs have been,  and are  expected  to be, at levels higher than originally  anticipated.  As a result, the Company's total interest  expense  is now  anticipated  to be in the  range of $17.5 -
          $18.5  million for fiscal year 2005, up from the  previously  expected range of $15 - $17 million.

       •  Capital  expenditures are now expected to be in the range of $15 - $17 million in 2005 and are  projected  to be below that level in the 2006 fiscal year.

Based on the  above  factors  and the  Company's  performance  in the  first two quarters,  the Company now expects its earnings will more likely be in the lower half of its  earlier  guidance  of $15 - $18  million  of net  income  and fully diluted earnings per share of $0.80 - $1.00.

The  Company  continues  to expect  operating  profit  margin  and net  earnings improvements in each of the third and fourth quarters of fiscal 2005,  primarily as a result of the full  impact of the  recent  price  increases,  the impact of improved production efficiency and manufacturing costs, and reduced amortization of slotting costs relating to last year's reduced carb introduction.

Achievement  of  the  expected  range  of   profitability,   combined  with  the
anticipated  reduction in capital  expenditures,  would result in free cash flow
(operating cash flow less capital expenditures) continuing to be in the original expected range of $40 million to $45 million for fiscal year 2005.

If the fourth  quarter  2005 results  targeted in the  Company's  original  2005 business  plan are  achieved  in 2006,  the  Company  would be  approaching  its historical operating income margin of mid-teens as a percent of revenue.

The above  guidance  does not include any impact of the  Statement  of Financial
Accounting  Standards regarding stock based compensation,  which will be adopted by the Company at the beginning of the 2006 fiscal year or once the new Standard is effective.

                                     -more-

AIPC
April 27, 2005

Conference Call and Webcast

The Company will host a conference  call today at 10:00 a.m.  Eastern Time (9:00
a.m. Central).  Access to the conference call will be available via the Internet and  telephone.  Internet  users can access the call at the  Investor  Relations section of the Company's website  (http://www.aipc.com).  Internet  participants should go to the  website  at least 15  minutes  before the start of the call to register,  download, and install any necessary audio software. For those without
Internet access, the conference call-in number is 913-981-5550.

For those unable to attend the live  broadcast,  a replay will be made available shortly after the conference  call at the Company's  website for 30 days and via telephone  through midnight  Friday,  April 29, 2005. To dial in for the replay, the call-in number is 888-203-1112 and 719-457-0820 for  international  callers.
The replay password is 3059441.

In the future,  the Company will announce their quarterly earnings generally the fifth Wednesday after their fiscal quarter end in conjunction with the Company's filing of Form 10Q with the Securities and Exchange Commission. The Company will announce their fiscal year earnings  generally the sixth  Wednesday  after their fiscal year end.

Founded  in 1988 and based in Kansas  City,  Missouri,  American  Italian  Pasta
Company is the largest producer and marketer of dry pasta in North America.  The
Company  has five  plants  that are  located  in  Excelsior  Springs,  Missouri;
Columbia, South Carolina; Tolleson, Arizona; Kenosha, Wisconsin and Verolanuova,
Italy. The Company has  approximately 600 employees located in the United States and Italy.

In this press release,  the Company has provided information about its after-tax loss on disposition of fixed assets and the related  after-tax per share amount.
These are non-GAAP financial  measures which management  believes provide useful information. These measures are used internally with management and the Board of
Directors to evaluate business performance. These measures may not be comparable to a similarly  titled  measure of another  company.  The  reconciliation  is as follows:  Before tax loss on disposition of fixed assets of $551,000, less a 35%
tax  benefit  of  $193,000,  equals  $358,000.  Per share  reconciliation  is as follows:  After-tax benefit of $358,000, divided by the weighted average diluted common shares outstanding of 18,523, equals $0.02 per diluted share.

In this press release, the Company has also provided information about its "free cash flow".  This is a non-GAAP  financial  measure  which  management  believes provides  useful  information  about the  Company's  operating  results and cash generation.  This measure is used  internally  with  management and the Board of
Directors to evaluate business  performance.  This measure may not be comparable to a similarly titled measure of another company.

The  statements  by the  Company  contained  in  this  release  in  the  section
"Financial  Outlook" and comments  regarding the expected future benefits of the
Company's  restructuring program, future sales price increases and the re-launch of the Golden  Grain-Mission  brand are all forward-looking and based on current
expectations.   Actual  future  results  could  differ   materially  from  those
anticipated by such forward-looking  statements. The differences could be caused by a number of  factors,  including,  but not limited  to, our  dependence  on a limited  number of  customers  for a  substantial  portion of our  revenue,  our ability to fully  implement  our  restructuring  program,  our ability to obtain necessary raw materials and minimize  fluctuations in raw material

                                     -more-

AIPC
April 27, 2005

prices,  the impact of the highly  competitive  environment in which we operate, our reliance  exclusively on a single product  category,  our ability to attract and retain key  personnel,  and our ability to  cost-effectively  transport  our products.  For additional  discussion of the principal  factors that could cause actual  results  to be  materially  different,  refer to our report on Form 10-K dated  December 10, 2004 filed by the Company with the  Securities  and Exchange
Commission.  The Company will not update any forward-looking  statements in this press release to reflect future events.

                                     -more-

AIPC
April 27, 2005

                         AMERICAN ITALIAN PASTA COMPANY
                      Consolidated Statements of Operations
                    (in thousands, except per share amounts)

                                                           Three Months Ended                    Six Months Ended
                                                        April 1,           April 2,          April 1,           April 2,
                                                          2005               2004              2005               2004
                                                    ---------------     --------------    --------------     --------------
Revenues:
    Retail                                              $ 74,746            $ 85,208        $ 150,431           $ 160,182
    Institutional                                         25,313              28,139           48,749              54,764
                                                    ---------------     --------------    --------------     --------------
         Total revenues                                  100,059             113,347          199,180             214,946

Cost of goods sold                                        75,685              78,542          152,101             148,287
New product development and start-up expenses                 --               2,627               --               2,627
                                                    ---------------     --------------    --------------     --------------
         Gross profit                                     24,374              32,178           47,079              64,032
         Percent of total revenues                         24.4%               28.4%            23.6%               29.8%

Selling and marketing expense                             11,923              14,384           24,171              27,962
General and administrative expense                         3,907               3,691            7,224               6,710
                                                    ---------------     --------------    --------------     --------------
         Operating profit                                  8,544              14,103           15,684              29,360
                                                    ---------------     --------------    --------------     --------------
         Percent of total revenues                          8.5%               12.4%             7.9%               13.7%

Interest expense, net                                      4,508               2,819            8,422               5,946
                                                    ---------------     --------------    --------------     --------------

Other income (expense):
   Loss on disposition of fixed assets                      (551)                 --            (551)                  --
   Other income                                              172                  --             172                   --
                                                    ---------------     --------------    --------------     --------------
       Total other income (expense)                         (379)                 --            (379)                  --
                                                    ---------------     --------------    --------------     --------------

Income before income tax expense                           3,657              11,284            6,883              23,414

Income tax provision                                       1,280               3,723            2,409               7,726
                                                    ---------------     -------------- -- --------------     --------------

Net income                                              $  2,377            $  7,561        $   4,474           $  15,688
                                                    ===============     ==============    ==============     ==============
Percent of total revenues                                   2.4%                6.7%             2.2%                7.3%

Basic earnings per common share:
    Net income per common share                         $   0.13            $   0.42        $    0.25           $    0.87
                                                    ===============     ==============    ==============     ==============
    Weighted average common shares outstanding            18,293              17,996           18,203              18,021
                                                    ===============     ==============    ==============     ==============

Diluted earnings per common share:
    Net income per common share                         $   0.13            $   0.41        $    0.24           $    0.84
                                                    ===============     ==============    ==============     ==============
    Weighted average common shares outstanding            18,523              18,602           18,425              18,621
                                                    ===============     ==============    ==============     ==============

                                     -more-

AIPC
April 27, 2005

                                                   AMERICAN ITALIAN PASTA COMPANY
                                                    Consolidated Balance Sheets
                                                (in thousands, except share amounts)

                                                                                               April 1,             October 1,
                                                                                                 2005                  2004
                                                                                         ------------------    -----------------
                       ASSETS
     Current assets:
         Cash and temporary investments                                                       $    3,371           $   4,350
         Trade and other receivables                                                              38,357              45,704
         Prepaid expenses and deposits                                                             9,548              10,554
         Inventory                                                                                63,805              60,704
         Deferred income taxes                                                                       789                 789
                                                                                         ------------------    -----------------
     Total current assets                                                                        115,870             122,101
     Property, plant and equipment:
         Land and improvements                                                                    15,187              15,050
         Buildings                                                                               135,037             133,534
         Plant and mill equipment                                                                386,949             384,020
         Furniture, fixtures and equipment                                                        31,333              29,990
                                                                                         ------------------    -----------------
                                                                                                 568,506             562,594
         Accumulated depreciation                                                               (157,739)           (145,836)
                                                                                         ------------------    -----------------
                                                                                                 410,767             416,758
         Construction in progress                                                                 15,794              10,833
                                                                                         ------------------    -----------------
     Total property, plant and equipment                                                         426,561             427,591
     Other assets                                                                                198,541             198,718
                                                                                         ------------------    -----------------
     Total assets                                                                             $  740,972           $ 748,410
                                                                                         ==================    =================

            LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities:
         Accounts payable                                                                     $   39,284           $  36,264
         Accrued expenses                                                                         17,690              17,134
         Income tax payable                                                                          830                  --
         Current maturities of long-term debt                                                      2,000               2,040
                                                                                         ------------------    -----------------
     Total current liabilities                                                                    59,804              55,438
     Long-term debt, net of current maturities                                                   268,553             286,795
     Deferred income taxes                                                                        63,412              63,691

     Commitments and contingencies

     Stockholders' equity:
         Preferred stock, $.001 par value:                                                            --                  --
            Authorized shares - 10,000,000
         Class A common stock, $.001 par value:
             Authorized shares - 75,000,000                                                           21                  20
         Class B common stock, $.001 par value:                                                       --                  --
             Authorized shares - 25,000,000
         Additional paid-in capital                                                              237,685             232,184
         Treasury stock                                                                          (51,700)            (51,657)
         Unearned compensation                                                                    (2,201)             (2,556)
         Retained earnings                                                                       158,350             160,720
         Accumulated other comprehensive income                                                    7,048               3,775
                                                                                         ------------------    -----------------
     Total stockholders' equity                                                                  349,203             342,486
                                                                                         ------------------    -----------------
     Total liabilities and stockholders' equity                                               $  740,972           $ 748,410
                                                                                         ==================    =================

                                                             ###